UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UFP INDUSTRIES, INC.

Annual Meeting of Shareholders to be held on April 24, 2024

Supplemental Information dated April 2, 2024
Regarding the Proposal to Increase Authorized Capital Stock

On March 14, 2024, UFP Industries, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for its 2024 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, April 24, 2024, at 8:30 a.m., local time, at the Company’s offices, 3310 Eagle Park Drive, N.E., Grand Rapids, Michigan 49525.

Proposal to Increase Authorized Common Stock

The Proxy Statement includes a proposal to amend the Company's Articles of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 160,000,000 shares to 260,000,000 shares.

On March 27, 2024, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Company's Annual Meeting. The proposal to increase the Company's authorized common stock received an unfavorable recommendation from ISS because ISS believes the proposed increase in the number of authorized shares of common stock is excessive and there is no specific and severe risk of non-approval. After consideration of the recommendation by ISS, the Board of Directors of the Company unanimously agreed to reduce the increase from 100,000,000 shares to 80,000,000 shares of common stock and approved, subject to shareholder approval, an amendment to the first paragraph of Article III of the Company's Articles of Incorporation (“Articles”) to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred forty-one million (241,000,000) shares, of which two hundred forty million (240,000,000) shares shall be of a single class of common stock and one million (1,000,000) shares shall be series preferred stock.

This amendment would increase the Company's authorized common stock from 160,000,000 shares to 240,000,000 shares of common stock. There would be no change in the number of authorized preferred shares. The purpose of the amendment is to give the Board the ability to effect a 3-for-1 stock split of the Company's outstanding shares of common stock. As of the record date for the Annual Meeting, there were 61,529,910 shares of the Company's common stock issued and outstanding.

General

Any vote “FOR” or “AGAINST” a proposal as described in the Proxy Statement using the proxy materials previously furnished by the Company (or a beneficial owner's broker, bank, or other nominee) will continue to be counted as a vote “FOR” or “AGAINST” the proposal. If any shareholder has already returned his or her properly executed proxy card or voted via the internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submitting a later dated proxy card, by casting a subsequent vote via the Internet, or as otherwise described in the Proxy Statement. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote. If you would like to obtain proxy materials or have any questions, you should contact the Company at (800) 598-9663 or dtutas@ufpi.com.

This Supplement to the Proxy Statement is being released on or about April 2, 2024, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.